Exhibit (e)(2)(K)

[1st Loan / Principal: KRW 5 billion]

SUPPLEMENTAL AMENDMENT AGREEMENT

[English translation of the Korean original, prepared for reference only. In the event of any discrepancy, the Korean original shall prevail. “(seal)” indicates the place where a corporate seal is affixed in the original.]

DoubleU Games Co., Ltd., as creditor (hereinafter “Party A”), and DoubleDown Interactive Co., Ltd., as debtor (hereinafter “Party B”), enter into this Agreement to amend the Original Amendment Agreement as set forth below, in order to extend the repayment date under the “Loan Agreement” executed on May 25, 2018 (the “Original Agreement”) and the “Amendment Agreement” executed on May 27, 2024 (loan principal: KRW 5,000,000,000 (five billion won); the “Original Amendment Agreement”).

1. Amendments

Article 4(1) of the Original Amendment Agreement is amended as follows (amended wording underlined in the original):

Provision	Before (Original Amendment Agreement)	After
Article 4(1)	Article 4 (Repayment) (1) The repayment date of the Loan shall be May 27, 2026.	Article 4 (Repayment) (1) The repayment date of the Loan shall be May 27, 2028.

2. Other Matters

Matters not provided for in this Agreement shall be governed by the Original Agreement and the Original Amendment Agreement. In the event of any conflict between this Agreement and the Original Agreement or the Original Amendment Agreement, this Agreement shall prevail.

IN WITNESS WHEREOF, the parties have prepared two (2) originals of this Agreement, signed and sealed them, and each party retains one (1) original.

May 27, 2026

Party A

DoubleU Games Co., Ltd.

16F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, Karam (seal)

Party B

DoubleDown Interactive Co., Ltd.

13F Gangnam Finance Center, 152 Teheran-ro, Gangnam-gu, Seoul

Representative Director: Kim, In-keuk (seal)